      								OMB Number	3235-0104
								Expires:		September 30, 1998
								Estimated average burden
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				U.S. SECURITIES AND EXCHANGE COMMISSION
						Washington, D. C. 20549
							   FORM 3
				INITIAL STATEMENT OF BENEFICIAL OWNERSHIP


	Filed pursuant to Section 16(a) of the Securities Exchange Act of
1934,
		Section 17(a) of the Public Utility Holding Company Act of 1935
			or Section 30(f) of the Investment Company Act of 1940


(Print or Type Responses)

1.	Name and Address of Reporting Person

<<	Lynx Capital Group, LLC  >>
	______________________________________________________________________
	(Last)		(First)			(Middle)

<<	2601 Fair Oaks Blvd., Sacramento, CA  95864  >>

2.	Date of Event Requiring Statement (Month/Day/Year)

<<	7-2-98 >>

3.	IRS or Social Security Number of Reporting Person (Voluntary) ________

4.	Issuer Name and Ticker or Trading Symbol

<<	Provident American Corporation (PAMC) >>

5.	Relationship of reporting person to issuer
	(Check all applicable)

	____ Director			____ 10% Owner

	____ Officer (give		XXXX Other (specify
          title below)			  below)

<<		Former 10% Owner>>

6.	If Amendment, Date of Original (Month/Day/Year)

<<	7-13-98 >>

7.	Individual or Joint/Group Filing (Check Applicable line)

	XX   Form filed by one Reporting Person

	____ Form filed by More than One Reporting Person

FORM 3 (continued)							Page 2 of 6 Pages

Table I - Non-Derivative Securities Beneficially Owned


1.	Title of Security

<<	Common Stock >>

2.	Amount of Securities Beneficially Owned (Inst. 4)

<<	659,200 >>

3.	Ownership Form: Direct (D) or Indirect (I) (Instr. 5)

<<	I >>

4.	Nature of Indirect Beneficial Ownership (Inst. 5)

<<	As general partner of limited partnerships, manager of limited liability companies and investment adviser of managed accounts.  >>


Reminder:	Report on a separate line for each class of
		securities beneficially owned directly or indirectly.	(Over)

* If the form is filed by more than one reporting person,
  see Instruction 5(b)(v).							SEC 1473 (7-96)

FORM 3 (continued)								Page 3 of 6 Pages

Table II -	Derivative Securities Beneficially Owned
			(e.g., puts, calls, warrants, options, convertible securities)

1.	Title of Derivative Security

<<	Options >>

2.	Date Exercisable and Expiration Date (Month/Day/Year)

	Date Exercisable				Expiration Date

<<	3-26-98						3-26-01  >>

3.	Title and Amount of Securities Underlying Derivative Security
	(Instr. 4)

	Title 					Amount or Number of Shares

<<	Common Stock				150,000 >>

4.	Conversion or Exercise Price of Derivative Security

<<	3.695 >>

5.	Ownership Form of Derivative Security:
	Direct (D) or Indirect (I) (Instr. 5)

<<	D  >>

6.	Nature of Indirect Beneficial Ownership (Instr. 5)  ___________

FORM 3 (continued)								Page 4 of 6 Pages

1.	Title of Derivative Security

<<	Options >>

2.	Date Exercisable and Expiration Date (Month/Day/Year)

	Date Exercisable				Expiration Date

<<	6-2-98						6-2-01  >>

3.	Title and Amount of Securities Underlying Derivative Security
	(Instr. 4)

	Title 					Amount or Number of Shares

<<	Common Stock				50,000 >>

4.	Conversion or Exercise Price of Derivative Security

<<	5.94  >>

5.	Ownership Form of Derivative Security:
	Direct (D) or Indirect (I) (Instr. 5)

<<	D  >>

6.	Nature of Indirect Beneficial Ownership (Instr. 5)

FORM 3 (continued)								Page 5 of 6 Pages

1.	Title of Derivative Security

<<	Options  >>

2.	Date Exercisable and Expiration Date (Month/Day/Year)

	Date Exercisable				Expiration Date

<<	7-2-98						12-2-03  >>

3.	Title and Amount of Securities Underlying Derivative Security
	(Instr. 4)

	Title				Amount or Number of Shares

<<	Common Stock			917,920  >>

4.	Conversion or Exercise Price of Derivative Security

<<	0.91  >>

5.	Ownership Form of Derivative Security:

	Direct (D) or Indirect (I) (Instr. 5)

<<	I  >>

6.	Nature of Indirect Beneficial Ownership (Instr. 5)

<<	As general partner of investment limited partnership  >>

___________________________________________________________________________

FORM 3 (continued)								Page 6 of 6 Pages


Explanation of Responses:		Lynx Capital Group, LLC 	December 22, 1998

						By:	/s/Michael Ashker
							Michael Ashker, Manager

The reporting person has only		**Signature of Reporting Person   Date
a pro rata interest in the
securities reported and
disclaims beneficial ownership
of the securities reported
except to the extent of the
reporting person's pecuniary interest.

**	Intentional misstatements or omissions of facts constitute
	Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
	 If space provided is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

C:\DMS\4450/12/1020639